Exhibit 99

News Release

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Standex Announces Resignation of CFO Thomas DeByle

SALEM, N.H., Aug. 26, 2019 /PRNewswire/ -- Standex International Corporation (NYSE:SXI) today announced that Chief Financial Officer Thomas DeByle will be leaving the company to pursue a new opportunity.  Standex recently announced the promotion of Mr. DeByle to COO and named Mr. Ademir Sarcevic to replace him as CFO effective September 9, 2019.  Mr. DeByle  will work closely with his successor to assure a smooth transition.

"Tom has been a valuable  member of our senior management team for the past 11 years.  He has been instrumental in helping us gain the financial flexibility to implement our strategy of becoming a more focused industrial company through scaling our growing businesses and continuing our portfolio transformation.  I greatly appreciate his many contributions and wish him the best in his new endeavor," commented David Dunbar, Standex's President and Chief Executive Officer.

As previously announced, Mr. Sarcevic, who has over two decades of financial management experience in industrial businesses, will be joining Standex from Pentair plc where he has been serving as its Senior Vice President and Chief Accounting Officer.

About Standex

Standex International Corporation is a global, multi-industry manufacturer in five broad business segments:  Food Service Equipment, Engineering Technologies, Engraving, Electronics, and Hydraulics.  For additional information, visit the Company's website at http://standex.com/.

Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are the impact of implementation of government regulations and programs affecting our businesses, unforeseen legal judgments, fines or settlements, uncertainty in conditions in the financial and banking markets, general domestic and international economy including more specifically economic conditions in the oil and gas market, the impact of foreign exchange, increases in raw material costs, the ability to substitute less expensive alternative raw materials, the heavy construction vehicle market, the ability to continue to successfully implement productivity improvements, increase market share, access new markets, introduce new products, enhance our presence in strategic channels, the successful expansion and automation of manufacturing capabilities and diversification efforts in emerging markets, the ability to continue to achieve cost savings through lean manufacturing, cost reduction activities, and low cost sourcing, effective completion of plant consolidations, successful completion and integration of acquisitions and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2018, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date.  While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.